Exhibit 99(j)
Consent of Independent Registered Public Accounting Firm
The Board of Trustees
U.S. Global Investors Funds
We consent to the reference to our firm under the heading “Independent Registered Public Accountants and Legal Counsel” in the Statement of Additional Information.

/s/ KPMG LLP
Boston, Massachusetts
July 14, 2007